UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                          		FORM 8-K

                       	         CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): July 19, 2000

                                 SurgiLight, Inc.
               (Exact name of Registrant as specified in charter)



           Delaware                 0-24897            35-1990562
   (State or other jurisdiction    (Commission      (I.R.S. Employer
       of incorporation)           File Number)    Identification No.)

                 12001 Science Dr. Suite 140, Orlando, FL 32826
 			   (Address of principal executive offices)
                                (Zip code)

      Registrant's telephone number, with area code (407) 482-4555


























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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

Not applicable.

ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS.

Not applicable

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.

Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

Not applicable.

ITEM 5.  OTHER EVENT.

The Company announced the replacement of its Chief Financial Officer. Ms. Rachel Siu, CPA has accepted the position of part-time, interim Chief Financial Officer. Ms. Siu became a Certified Public Accountant (CPA) in 1983 and received her M.B.A. from the University of Central Florida in 1985 and has been in private practice since 1985.

The Company announced it has appointed Richard Ajayi, Ph.D., to its Board of Directors. Dr. Ajayi is currently an Associate Professor of Finance at the University of Central Florida, Orlando, Florida. He received his Ph.D. in Business Administration majoring in Finance and International Business, and an M.B.A. in Actuarial Science and Insurance from Temple University, Philadelphia, Pennsylvania and his B.Sc. (Honors) in Mathematics from University of Ife, Nigeria. Dr. Ajayi has accepted the position and will serve as Chairperson of the Corporate Audit committee and oversee various other Corporate sub-committees.

The Company announced on June 27, 2000 Laser Photonics filed suite against the Company in Orange County, Florida for misappropriation and use of trade secrets and other confidential information. The Company asserts that these allegations are completely false, have no merit and intends to vigorously challenge the claims.

The Company also decided to unwind, and not to move forward with the acquisition of IR-Vision. The Company was at one time interested in acquiring IR-Vision, another laser based company in the field of Ophthalmology. Due to the inability to reach a fair and equitable deal, the Company decided it was in their best interest to unwind the deal and not move forward with this acquisition. The Company believes that it would be more economical to develop an OPO laser based system in-house. If the Company decides to develop this type of system, it would negotiate a license from a third party to use the system in Ophthalmology.

The Company recently concluded a Joint Venture Agreement to assemble the MicraLight Escan 2020 (formerly the SurgiLight UV-195 scanning excimer laser) in the United Kingdom. The Company believes that this Agreement should enhance its sales in countries that require the CE mark outside the Untied States and create opportunities that were not available prior to this Agreement.
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The Company announced that the Board of Directors has authorized the repurchase of up to 100,000 shares of the Company's common stock on the open market. The timing and amounts of any stock repurchase will depend on many factors, including the market price of the common stock and overall market conditions. The repurchase program is expected to continue through the end of 2000, unless extended by the Board of Directors. At current price levels, the Company believes the stock is undervalued. The repurchase of the common stock is in the best interests of our stockholders, and will provide significant value over the long term. We remain confident in the underlying strengths of our IR-laser technology for presbyopia and its huge market potential.

The Company announced that it had confirmed a $3 million investment by the United Kingdom-based firm, Global Emerging Markets, Inc. GEM is an investment group specializing in private equity investments, has entered into a commitment with the Company to fund additional capital of $3 million. GEM sources its investments from its three operating offices based in New York, London and Beijing and specializes in opportunities offered by selected emerging technologies and economies on a global basis. GEM's activities are based on a thorough knowledge and understanding of market conditions on both the macro and micro level. Since March, 2000 the Company has raised a total of $4.2 million, which includes $1.2 million from an accredited investor and the $3 Million from GEM. The Company believes that these additional funds shall provide sufficient working capital for the next 18-24 months.

The Company appointed new members to its Stock Option and Audit Committees. The Stock Option Committee will be Chaired by Lee Chow, Ph.D., and will consist of J. T. Lin, Ph.D., and Timothy J. Shea, and Richard Ajayi, Ph.D., (Dr. Ajayi will consult on an as needed basis). The Audit Committee will be Chaired by Richard Ajayi, Ph.D., and will consist of J. S. Yuan, Ph.D., Robert Clements and Richard Reffner.

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS.

Not applicable

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

Not applicable



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Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


 Date: July 20, 2000

                                     SurgiLight, Inc.


                                     By: /s/J.T. Lin
                                   --------------------------------
                                    J.T. Lin, President and CEO
                                    Chairman of Board Directors


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